Exhibit 3.01

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VINCE HOLDING CORP.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Vince Holding Corp., a Delaware corporation (the "Company"), does hereby certify the following:

FIRST: The name of the Company is Vince Holding Corp.

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on February 20, 2008 under the name Kellwood Holding Corp. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on November 26, 2013.

THIRD: The Amended and Restated Certificate of Incorporation of the Company is hereby amended to change PART A of ARTICLE FOUR thereof, relating to the authorized shares of capital stock of the Company. Accordingly, PART A of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

"ARTICLE FOUR

PART A.AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 260,000,000 shares, consisting of:

(1)	10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

(2)	250,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below."

FOURTH: This amendment to the Amended and Restated Certificate of Incorporation of the Company was approved by the Board of Directors of the Company and by the holders of a majority of the issued and outstanding shares of capital stock entitled to vote thereon in accordance with Sections 228 and 242 of the General Corporation Law of Delaware.

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IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 6th day of September, 2017.

VINCE HOLDING CORP.

By: /s/ Brendan L. Hoffman

Name:Brendan L. Hoffman

Title: Chief Executive Officer